UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/28/2011

Dick's Sporting Goods, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31463

Delaware	16-1241537
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

345 Court Street
Coraopolis, PA 15108
(Address of principal executive offices, including zip code)

724-273-3400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On January 28, 2011, the Company and attorneys for a group of plaintiffs filed a settlement agreement in the United States District Court for the Western District of New York to settle Tamara Barrus, et al. v. Dick's Sporting Goods, et al., and 22 related wage and hour class action lawsuits that have been pending against the Company and five individual defendants. The settlement, which is subject to court approval, covers wage and hour claims under the laws of 36 states. Under the settlement, the total amount to be paid will depend on the number of claims that are submitted by class members with a maximum settlement amount not to exceed $15 million plus interest and taxes. The settlement and related fees will result in a pre-tax charge of approximately $15.5 million ($9.3 million after tax), which will be recorded in the fourth fiscal quarter in accordance with generally accepted accounting principles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dick's Sporting Goods, Inc.

Date: January 28, 2011	By:	/s/ Timothy E. Kullman
Timothy E. Kullman
Executive Vice President, Finance, Administration and Chief Financial Officer